EX-99 ecffidbondres08.htm

CERTIFIED BOARD RESOLUTIONS AND AGREEMENT

May 9, 2008

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

By: /s/ Gary I. Levine
Gary I. Levine
Executive Vice President, Chief Financial Officer and Secretary

RE: Registered Management Investment Company Bond

Dear Sir or Madam:

We are filing electronically herewith, pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following items with respect to the joint insured Investment Company Bond covering Ellsworth Fund Ltd. ("Ellsworth" or the "Fund"),  Bancroft Fund Ltd. ("Bancroft" and together with Ellsworth, the "Funds") and Davis-Dinsmore Management Company):

1. A certified copy of resolutions adopted by a majority of the members of the Board of Trustees of Ellsworth Fund Ltd. who are not interested persons at a meeting of the Board held on April 14, 2008; and

2. A copy of Investment Company Bond No. 82126582, showing coverage of $1,050,000, effective May 1, 2008, which was received in executed form by the Company on or about April 30, 2008.

Were it not to hold a joint insured bond with Bancroft Fund Ltd., Ellsworth would be required to maintain a fidelity bond in the amount of $525,000.

The premium for this bond was paid on or about May 1, 2008.

The period for which premiums have been paid is May 1, 2008 through May 1, 2009.

A copy of the 2007 agreement entered into by Bancroft Fund Ltd., Ellsworth Fund Ltd. and Davis-Dinsmore Management Company pursuant to Rule 17g-1(f) under the 1940 Act is also attached.

Sincerely,

Ellsworth Fund Ltd.

By:    /s/ Gary I. Levine
Gary I. Levine

Executive Vice President, Chief Financial Officer and Secretary

ELLSWORTH FUND LTD.

RESOLUTIONS ADOPTED AT A MEETING

OF THE BOARD OF TRUSTEES

April 14, 2008

At a meeting of the Board of Trustees, the following resolutions were adopted by unanimous vote, including the votes of a majority of the members of the Board of Trustees who are not "interested persons" as defined in Section 2(a) (19) of the Investment Company Act of 1940:

WHEREAS, the Bancroft Fund Ltd. and Ellsworth Fund Ltd. (collectively the "Funds") have arranged for Bond Policy Number 82126582 (the "Fidelity Bond") to be issued to them by Federal Insurance Company (Chubb) in the amount of $1,050,000 without deductible under Insuring Clause 1, with a $5,000 deductible under Insuring Clauses 10 and 11, and with a $50,000 deductible under all other Insuring Clauses;

WHEREAS, the Trustees of the Funds have reviewed Rule 17g-1 promulgated under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS Rule 17g-1(d) promulgated under the 1940 Act, in effect, requires the Funds' Board of Trustees, including a majority of the Trustees who are not "interested persons" as defined by Section 2(a)(19) of the 1940 Act, to determine at least annually that certain standards are met with respect to fidelity bonds;

WHEREAS, the Funds' Board of Trustees, including such disinterested Trustees, have considered whether the purchase of the Fidelity Bond is in the best interests of the Funds and whether the Fidelity Bond is reasonable in form and amount, after taking into consideration all relevant factors including, but not limited to: (1) the value of the aggregate assets to which any officer or employee covered by the Fidelity Bond may have access; (2) the nature of the Funds' assets; and (3) the type and terms of the arrangements made for the custody and safekeeping of such assets; and

WHEREAS, the Funds' Board of Trustees has determined that the Fidelity Bond is adequate to protect the Funds against larceny and embezzlement by any of its officers and employees who may singly, or jointly with others, have access to securities or other assets of the Funds, either directly or indirectly or through authority to draw upon such funds or direct the disposition of securities.

NOW THEREFORE BE IT RESOLVED, that the Funds' Board of Trustees hereby approves and ratifies the purchase and issuance of the Fidelity Bond and the payment, on behalf of the Funds, of the premium for the Fidelity Bond, in the amount of Three Thousand Dollars ($3,000) for a period of one year from May 1, 2008 to April 30, 2009;

FURTHER RESOLVED, that having considered the extent of the Funds' assets and the fact that the Funds' officers have informed the Boards of Trustees that each Fund's respective share of the premium for the forthcoming year's coverage for the Fidelity Bond will not exceed the premium for a single fidelity bond in the same principal amount, the Boards of Trustees, including all of the trustees who are not "interested persons" of the Funds within the meaning of the 1940 Act, hereby determine that the premium for the Fidelity Bond for the forthcoming year shall be allocated among the insureds in proportion to their assets under management as of May 1, 2008 which the Board finds is fair and reasonable:

FURTHER RESOLVED, that the Funds' Board of Trustees designates the Funds' Executive Vice-President and Chief Financial Officer as the person to make, and hereby authorizes and directs him to make, the filings and to give the notices required by Rule 17g-1 promulgated under the 1940 Act; and

FURTHER RESOLVED, that the appropriate officers of the Funds, and each of them be and he or she hereby is authorized, empowered and directed to perform all acts which he or she believes are necessary or desirable to carry out the objectives of the foregoing resolutions.

  I, Gary I. Levine, the duly elected Executive Vice President, Chief Financial Officer and Secretary of Ellsworth Fund Ltd., a Delaware statutory trust, hereby certify the foregoing to be a true copy of the resolutions adopted at a meeting of the Board of Trustees of the Fund on April 14, 2008, at which meeting a quorum of the Board was present and voted on the resolutions. I further certify that said resolutions continue in full force and effect.

ATTEST:          /s/ Gary I. Levine

                        Gary I. Levine

                        Executive Vice President, Chief Financial Officer and Secretary

                        Morristown, New Jersey

                        May 9, 2008

      AGREEMENT dated as of May 3, 2007 between Bancroft Fund Ltd., Ellsworth Fund Ltd. and Davis-Dinsmore Management Company.

Pursuant to the provisions of Rule 17g-1 (f) of the Investment Company Act of 1940, the parties hereto agree that in the event recovery is received under the joint surety bond issued by Federal Insurance Company c/o Chubb Group ("Chubb") as a result of loss sustained by the parties hereto, each of the parties to this Agreement shall receive an equitable and proportionate share of the recovery, at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1 (d) (1) under the Investment Company Act of 1940.

Bancroft Fund Ltd.

By: /s/ Thomas H. Dinsmore
Chairman of the Board and
Chief Executive Officer

Ellsworth Fund Ltd.

By: /s/ Thomas H. Dinsmore
Chairman of the Board and
Chief Executive Officer

Davis-Dinsmore Management Company

By: /s/ Jane D. O'Keeffe
President